EXHIBIT 99



FOR IMMEDIATE RELEASE



                               FOR FURTHER INFORMATION CONTACT:

                                 Superior Energy Services, Inc.:

                                 Terence E. Hall, CEO;

                                 Robert Taylor, CFO;

                                 Greg Rosenstein, Investor Relations,
                                 504-362-4321



             SUPERIOR ENERGY SERVICES, INC. ANNOUNCES OFFERING
                              OF COMMON STOCK



(Harvey, LA, May 2, 2000) Superior Energy Services, Inc. (NASDAQ: SESI) announced today that it has priced an offering, on a firm commitment, underwritten basis, of 6,350,000 shares of its common stock at a price of $9 per share. The offering will generate approximately $54.95 million in net proceeds to the Company, which will be used to repay amounts owed under its revolving credit facility, to fund acquisitions and for general corporate purposes. The closing date for the offering is scheduled for May 5, 2000.



The offering will be underwritten by Johnson Rice & Company L.L.C, which has an option to purchase an additional 950,000 shares to cover over-allotments.



A registration statement relating to these securities has been filed with the U.S. Securities and Exchange Commission and has been declared effective. This press release shall not constitute an offer to sell or the solicitation of the offer to buy the securities, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.


Superior provides a broad range of specialized oilfield services and equipment primarily to major and independent oil and gas companies engaged in the exploration, production, and development of oil and gas properties offshore in the Gulf of Mexico and throughout the Gulf Coast region. These services and equipment include the rental of liftboats, rental of specialized oilfield equipment, electric and mechanical wireline services, well plug and abandonment services, coil tubing services, engineering services, the manufacture, sale, and rental of drilling instrumentation, and the manufacture and sale of oil spill containment equipment. Superior is headquartered in Harvey, Louisiana.

This news release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995. Although Superior believes that these statements are based upon reasonable assumptions, the companies can give no assurance that these expectations will be achieved. Actual results may differ materially due to various risks and uncertainties which are outside the control of Superior, such as market prices of oil and gas, the volatility of such prices, governmental regulation and trade restrictions, worldwide economic activity and political stability in major oil producing areas.